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                                                                  EXHIBIT 10.19


                                 [CENSTOR LOGO]





                             COMPENSATION AGREEMENT


This compensation agreement between Censtor Corp. ("Censtor"), employer, and Sabine Austin, employee, is entered into this 29th day of July, 1997. Under this agreement, Sabine Austin, who will serve as Corporate Secretary, Finance Director, and a director of the Company if elected at the September 3, 1997 Annual Shareholders Meeting, will receive, as incentive compensation (if elected), a bonus of 1.5% of all net licensing revenue received by the Company as long as she serves in those positions (including any proposed agreements under negotiations as of the date of this agreement.)

As compensation for fulfilling the requirements of her positions as Finance Director and Corporate Secretary, Ms. Austin will also receive compensation in the gross amount of $4,000/month to be paid monthly on the 15th of every month, commencing on September 1, 1997, as long as she serves in those positions. In the event that the number of hours worked in a given three (3) month period exceeds 180, she will be paid at the rate of $75/hour for the excess hours. She will also be entitled to two (2) months severance pay in the event her employment is terminated by Censtor without cause or if Censtor becomes insolvent.






Agreed to by:   /s/ Russell M. Krapf
                ------------------------------
                Russell M. Krapf

Agreed to by:   /s/ Sabine Austin
                ------------------------------
                Sabine Austin